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                                                                    Exhibit 10.2






                         PHOENIX INTERNATIONAL WORLDWIDE

                       "PLAN FOR INCENTIVES FOR EMPLOYEES"

                                      [PIE]

                                   VERSION 1.3

                                  JULY 8, 1998














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                       "PLAN FOR INCENTIVES FOR EMPLOYEES"

                                      [PIE]

                                   VERSION 1.3

                                  JULY 8, 1998

Note: This Plan refers to "business units". A business unit is a semi-autonomous operation, usually a single country operation (e.g. UK or France), but sometimes a unit within a country (e.g. Cincinnati or Neptune or the former IRG US).

1.       BACKGROUND

The history of employee incentives for the major business units is summarized below:

1.1      IBRD-ROSTRUM-GLOBAL (IRG)

         IRG Employees were awarded bonuses for the fiscal year ending December 31, 1997, totalling in excess of $900,000, despite major losses in those organizations. When Phoenix International acquired these operations, it informed IRG employees that its policy was to award bonuses only if profits were produced. This affected morale in IRG, mostly in the UK where, in contrast to IRG US which is now profitable, a significant profit in 1998 was seen by UK employees to be difficult to achieve. While profitability is and will always be a key to incentive plans, Phoenix International's Executive Committee believes that the employees of business units that are in a "recovery mode", such as the former IRG-UK, should have an incentive to perform other than salary, and it is thus revising its incentive plans to provide such encouragement. This is also true of start up operations, where profitability may not come quickly.

1.2      FRANCE (I.T.E.M.)

         In France, assuming the company meets certain criteria, profit sharing is compulsory by law for a business unit the size of Phoenix International France (previously I.T.E.M.). However, profits in France may be reduced by legitimate charges from corporate and European Head Offices. This could be viewed by employees as an ARTIFICIAL reduction in profitability in order to avoid profit sharing. Thus, a formal incentive plan is required in France to reward employees appropriately, if the amount provided by government-legislated profit sharing is inconsistent with amounts awarded to other Phoenix International business units with similar performance.



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1.3      SPAIN, GERMANY (IPR) AND SWITZERLAND (ANAWA)

         Bonuses have been paid on a variable basis in previous years to some employees in some business units.

1.4      CINCINNATI

         While Cincinnati has been profitable for some periods, it has yet to be profitable for a complete fiscal year. Thus, bonuses have generally not been paid in Cincinnati.

1.5      MONTREAL

         In Montreal, employees have benefited from sharing of 20% of profits every year (except in loss years) since the start of the company in 1989. However, both Phoenix International's Board of Directors and its executives feel that use of a bonus formula in Montreal based entirely on local results is counter-productive in a multinational organization where mutual feeding of business between business units is desired. Additionally, the 20% of profit formula, while appropriate when Phoenix was a private company or a primarily Montreal-based public company, is an unusual formula for a multinational public company.

1.6      EMPLOYEES WITH CONTRACTUAL BONUSES

         Some employees have bonuses defined in their employment agreements. Such employees will not participate in this incentive plan, although they may revoke their contractual bonus at any time and become permanently subject to this plan.

2.       OBJECTIVES

To pay bonuses to employees based on results in the fiscal year ending August 31, that will provide an incentive to:

2.1      Maximize Corporate Net Profit

2.2      Maximize Local Net Profit

2.3      Meet or exceed the local budget

2.4 Achieve personal objectives that will assist the company in achieving its goals

3.       THE INCENTIVE POOL FOR 1998

This Plan allocates a pool for incentive payments to various business units. An interim policy is



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necessary for 1998, since it is a transition year:

a) For Montreal, from a profit sharing scheme to a more formal incentive plan, equitable with business units in other countries, and

b) For other operations, from their previous plans or lack of plans, to a formal plan based on performance.

The interim incentive plan for 1998 reflects the pool of cash that can be made available, considering Phoenix International's profit targets. It will provide some incentive payment to all employees who perform at least adequately, regardless of whether or not their business unit is profitable in fiscal 1998. The pool of money available for incentives for fiscal 1998 will be approximately 20% of corporate net profit, and assuming current forecasts are achieved, this is estimated at approximately Can$2 million. This pool reflects the Phoenix International "Plan for Incentives for Employees", to be known as the "PIE".

4.       THE 1998 INCENTIVE PLAN

Phoenix International's 1998 Incentive Plan is designed to put different degrees of emphasis on each of the objectives in 2., above.

Phoenix International recognizes that employees have most influence on their own activities and the results of their own business units. Nevertheless, without a strong corporate performance, and without collaboration and business sharing between business units, funds for incentive payments will not exist, and thus significant emphasis on corporate profits and international collaboration is necessary in allocating the PIE. The PIE will be allocated as follows:


a) To reflect corporate net profit:                              30% of the PIE
b) To reward local net profit achievement:                       30% of the PIE
c) To reward local performance vs budget (or in 1998, forecast): 20% of the PIE
d) For individual achievement and international collaboration:   20% of the PIE



Thus, 70% of the incentive payment will be largely associated with local results (Local Net Profit, Local Performance vs Budget, and Individual Achievement), and 30% with corporate performance.

Some components of the PIE are allocated based partly on the percentage of the fiscal year that the business unit was part of the Phoenix International group. This will be called the Time Factor, or "TF". For example, for the former ANAWA, which will have been part of Phoenix International for 124 days as of August 31, 1998, its TF will be 124/365 = 34% of what its share would have been if it had been part of Phoenix International for a full year.

Some components of the PIE are allocated based partly on the number of employees in the



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business unit, relative to the total number of Phoenix International employees worldwide. This is called the Employee Factor, or "EF". For example, if the total number of Phoenix International employees is 1,800 and the number of employees in Montreal is 1,000, then the Montreal EF is 1,000/1,800 = 55.6%.

Details of PIE allocation are as follows:

4.1      CORPORATE NET PROFIT (30%)

         The 30% of the PIE allocated to this category is simply multiplied by the EF to provide the piece allocated to a business unit.

4.2      LOCAL NET PROFIT (30%)

         Allocated proportional to actual Local Net Profit divided by Total Local Net Profit of all profitable business units. Note that if there is no Local Net Profit (i.e. a loss), then the allocation to the business unit from this piece of the PIE is zero.

4.3      LOCAL PERFORMANCE VS FORECAST (20%)

         This is allocated based on percentage of Net Profit (or Loss) vs forecast for 1998 (or in future years, vs budget), adjusted for the EF and for the TF. This category was included in order to reward startup and recovering business units whose forecast or budget does not predict profits, and who therefore are unlikely to benefit from 4.2, above.

4.4      INDIVIDUAL ACHIEVEMENT (20%)

         The 20% of the PIE allocated to this category is multiplied by the TF and the EF to arrive at the allocation for a particular business unit.

5.       DISTRIBUTION OF POOLS AMONG EMPLOYEES

Distribution of incentive pools among local employees is to be according to a local written policy that must be approved by the local COO and the Corporate CEO, and must be in place by July 31, 1998. The senior management of each business unit will choose a distribution plan that is consistent with the local corporate culture and objectives. Some portion of this must be based on achievement of personal objectives or performance. For all employees at Director level or higher, at least 35% of the achievement of personal objectives must reflect the extent to which they have contributed to collaboration between their own business unit and other business units, particularly business units in other countries. If an employee at Director level or higher has not had or created the opportunity to indulge in meaningful international collaboration, he/she will not be eligible for this portion of his/her bonus.



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In France, individual bonuses will be the greater of government-mandated profit sharing (GMPS) or the bonuses derived from this plan. If the latter is higher than the GMPS, then the employee shall receive the GMPS plus the difference between bonus from this plan and the GMPS.

6.       1999 INCENTIVE PLAN

6.1      BONUS POOL

         Phoenix International will budget for an incentive pool of 5% of salaries (approximately $5 million). No incentive of any type, other than in 6.2, below, will be paid if corporate Net Profit is below 70% of target. The incentive pool will vary between 2.5 and 7.5% of salary for corporate profits between 70% and 130% of target, proportionate in this range. The pool will be capped at 7.5% of salaries.

6.2      RESCUE FUND

         A rescue fund will be established to provide incentives to outstanding performers in the event corporate profit does not reach 70% of target. This will be distributed at the discretion of Executive committee.

6.3      INCENTIVE ALLOCATION AND DISTRIBUTION

         To be identical to that described for 1998, above.

7.       ELIGIBILITY AND PAYMENT

Any full time permanent or part time permanent employee who has been employed for the last three months of the fiscal year is eligible for this plan. Employees who have worked less than a full fiscal year (but more than 3 months) and permanent part time personnel will receive a bonus payment proportional to their days of service that year. Annual bonuses will be paid within 3 months of the end of the fiscal year. If prior to payment of a bonus an employee gives notice of resignation, or his/her contract is not renewed, or he or she is dismissed, the bonus shall be forfeited. If an employee dies, or is permanently disabled, he/she or his/her estate shall receive within one month of the event a bonus proportionate to results achieved in the period between the first day of the fiscal year and the date in the fiscal year when the event occurs.

8.       POSSIBLE EMPLOYEE SHARE OWNERSHIP PLAN (ESOP)

Employee share ownership is seen as means of creating greater interest in profit generation among employees, and motivating and potentially profitable for the employee-investor. Phoenix International is investigating an ESOP that will allow any employee to purchase shares at market prices in an amount up to a defined percentage of annual salary. Phoenix International would make arrangements that result in an effective discount to market price for these employee share



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purchases. These arrangements may vary with business unit, due to variations in tax and securities laws and regulations. A limit on the total benefit provided by Phoenix International will be imposed. Such share purchases would most likely be done on a regular basis through payroll deductions.

Phoenix International will investigate the tax implications for employees in various countries, and the corporate and securities regulations in various countries. While viewed as desirable by management, there can be no guarantee that an ESOP will be implemented in any particular country, or at all, pending the results of these investigations and an evaluation of the cost of administering the plan.

9.       POSSIBLE SHARE PURCHASES AT PUBLIC OFFERINGS

It is proposed that Phoenix International offer interest free loans, repayable through payroll deductions, for employees to purchase shares at any public offering that Phoenix International may make. The shares will be held by Phoenix International as collateral until the loan is fully repaid.

10.      APPROVAL OF PLAN

This Plan for Incentives for Employees has been approved in principle by the Human Resources Committee of the Board of Directors of Phoenix International, and the company's Corporate Executive Committee. However, the Plan is subject to the final approval of Phoenix International's Board of Directors.




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